Exhibit 99.01

BlastGard® International Reports

Resignation of Arnold I. Burns and

Conversion of $195,000 in Debt

CLEARWATER FL, November 27, 2007 BlastGard International, Inc. (OTCBB; BLGA) reported that Arnold I. Burns has resigned effective November 30, 2007 from BlastGard’s Board of Directors due to health issues. BlastGard also reported the conversion of $195,000 of its Debentures due June 22, 2008. BlastGard issued 650,000 shares to certain non-affiliated parties based on a conversion price of $.30 per share.

BlastGard’s Chairman, James F. Gordon, stated, “It is with great regret that I and the board of directors accept Arnold Burn’s resignation. Mr. Burns has been a tireless supporter of our efforts, a mentor in matters vital to our company, a staunch defender of our shareholders and a resolute and wise counselor to each of us in our efforts. We are so grateful for Mr. Burn’s valuable input and service since August 2006 as a Board member. Mr. Burns will be badly missed, but his manner and character will continue to guide us in our path forward.”

About BlastGard International, Inc.

BlastGard International, Inc. creates designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is be used to create new, finished products or to retrofit to existing products. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400